Exhibit 99.1

For Media:	For Investors:

Katrina Booker	Jeff Goeser

Communications & Public Affairs	Investor Relations & Finance

402-597-8485	402-597-8464

katrina.booker@tdameritrade.com	jeffrey.goeser@tdameritrade.com

@TDAmeritradePR

TD Ameritrade CFO to Retire at the end of Fiscal 2015

OMAHA, Neb., January 13, 2015 – TD Ameritrade (NYSE:AMTD), today announced that after sixteen years with the Company, nine as executive vice president and chief financial officer, Bill Gerber will retire at the end of fiscal 2015.

“Bill’s impact over the past 16 years is evident in every facet of our business. His guidance and expertise through rapid growth, mergers and acquisitions and the financial crisis have been instrumental to TD Ameritrade’s success,” said Fred Tomczyk, president and chief executive officer. “As CFO he has always provided sound fiscal management that has been instrumental in our ability to create one of the best run investment firms in the country. Over his tenure we have amassed more than $650 billion in client assets and moved from a non-investment grade to a single A credit rating.”

“I have had the unique opportunity to be a part of the transformation and growth of a truly extraordinary company,” said Gerber. “I am proud of the shareholder value that we have created, the strategic acquisitions we have made and the sound financial footing of the firm. I am also proud of TD Ameritrade and the people I have had the privilege to work with.”

As CFO, Bill oversees investor relations, business development, finance and tax functions. He started with TD Ameritrade in 1999 as director of finance and was promoted to CFO in 2006. Gerber was named to Institutional Investor Magazine’s “All America Executive Team” as one of the top 3 CFOs in the “Brokers, Asset Managers and Exchanges” category in 2012, 2013 and 2014.

For the latest news and information about TD Ameritrade, follow the Company on Twitter, @TDAmeritradePR.

Source: TD Ameritrade Holding Corporation

About TD Ameritrade Holding Corporation

Millions of investors and independent registered investment advisors (RIAs) have turned to TD Ameritrade’s (NYSE: AMTD) technology, people and education to help make investing and trading easier to understand and do. Online or over the phone. In a branch or with an independent RIA. First-timer or sophisticated trader. Our clients want to take control, and we help them decide how—bringing Wall Street to Main Street for more than 39 years. An official sponsor of the 2014 and 2016 U.S. Olympic and Paralympic Teams, as well as an official sponsor of the National Football League for the 2014, 2015 and 2016 seasons, TD Ameritrade has time and again been recognized as a leader in investment services. Please visit TD Ameritrade’s newsroom or www.amtd.com for more information.

Brokerage services provided by TD Ameritrade, Inc., member FINRA (www.FINRA.org) /SIPC (www.SIPC.org)